UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM N-17f-2

               Certificate of Accounting or Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CRF 270.17f-2]

1. Investment Company Act File Number:               Date examination completed:

   811-04813                                         October 3, 2005

2. State Identification Number:

   AL                AK        AZ       AR                CA    CO
   CT                DE        DC       FL                GA    HI
   ID                IL        IN       IA                KS    KY
   LA                ME        MD       MA                MI    MN
   MS                MO        MI       NE                NV    NH
   NJ                NM        NY       NC                ND    OH
   OK                OR        PA       RI                SC    SD
   TN                TX        UT       VT                VA    WA
   WV                WI        WY       PUERTO RICO
   Other (specify):

3. Exact name of investment company as specified in registration statement:

   Mellon Institutional Funds Investment Trust

4. Address of principal executive office: (number, street, city, state, zip code):

   Mellon Financial Center, One Boston Place, Boston, Massachusetts 02108

INSTRUCTIONS

The Form must be completed by investment companies that have custody of securities or similar investments

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examine securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon Intermediate Tax Exempt Bond Fund's (the "Fund"), a series of Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of August 25, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 25, 2004, and with respect to agreement of security purchases and sales for the period from August 23, 2004 (the date of our last examination) through August 25, 2004.

- Count and inspection of all securities located in the vault of Mellon Securities Trust Corp. without prior notice to management;
- Confirmation of all securities held by the Depository Trust Company in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation of all securities on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to security purchases and security sales for the period from August 23, 2004 through August 25, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon Massachusetts Intermediate Tax Exempt Bond Fund's (the "Fund"), a series of Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of August 25, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 25, 2004, and with respect to agreement of security purchases and sales for the period from August 23, 2004 (the date of our last examination) through August 25, 2004.

- Confirmation of all securities held by the Depository Trust Company in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation of all securities on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to security purchases and security sales for the period from August 23, 2004 through August 25, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company Small Cap Equity Fund's (the "Fund"), a series of Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of August 25, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 25, 2004, and with respect to agreement of security purchases and sales for the period from August 23, 2004 (the date of our last examination) through August 25, 2004.

- Confirmation of all securities held by the Depository Trust Company and the Federal Reserve Bank of Boston in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian) omnibus accounts with such institutions, without prior notice to management;
-  Confirmation of all securities on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to security purchases and security sales for the period from August 23, 2004 through August 25, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company Small Cap Tax Sensitive Equity Fund's (the "Fund"), a series of the Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of August 25, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 25, 2004, and with respect to agreement of security purchases and sales for the period from August 23, 2004 (the date of our last examination) through August 25, 2004.

- Confirmation of all securities held by the Depository Trust Company in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation of all securities on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect security purchases and securities sales for the period from August 23, 2004 through August 25, 2005; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company Small Cap Value Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of August 25, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 25, 2004, and with respect to agreement of purchases and sales of securities from August 23, 2004 (the date of our last examination) through August 25, 2004.

- Confirmation of all securities held by the Depository Trust Company in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation of all securities on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to security purchases and security sales for the period from August 23, 2004 through August 25, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company International Core Equity Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of August 25, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 25, 2004, and with respect to agreement of security purchases and sales for the period from August 23, 2004 (the date of our last examination) through August 25, 2004.

- Confirmation of all securities held by the Federal Reserve Bank of Boston, National Australia Bank Melbourne, National Nominees Ltd. Auckland, Bank Austria Creditanstalt AG Vienna, BNP Paribas Securities Services in Brussels, BNP Paribas SA Paris, BNP Paribas SA Milan, Dresdner Bank Frankfurt, Banco Santander Central Hispano S.A., National Bank of Greece Athens, ABN AMRO Netherlands, Union Bank of Switzerland AG, Euroclear Bank S.A., Mellon Bank NA London, Bank of Ireland Dublin, The Hong Kong and Shanghai Banking Corp. Ltd. in Hong Kong, Hong Kong and Shanghai Bank in Japan, Development Bank of Singapore, Hong Kong Bank, Nordea Bank in Finland, Nordea Bank in Norway and Scandinaviska Enskilda Banken in Sweden, in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation of all securities on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to security purchases and security sales for the period from August 23, 2004 through August 25, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company International Small Cap Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of August 25, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 25, 2004, and with respect to agreement of security purchases and sales for the period August 23, 2004 (the date of our last examination) through August 25, 2004.

- Confirmation of all securities held by the Federal Reserve Bank of Boston, Canadian Depository for Securities, National Australia Bank Melbourne, Bank Austria Creditanstalt AG Vienna, BNP Paribas Securities Services Brussels, BNP Paribas S.A. Paris, BNP Paribas S.A. Milan, Dresdner Bank Frankfurt, Banco Santander Central Hispano S.A., National Bank of Greece Athens, ABN AMRO Netherlands, Millennium BCP, Union Bank of Switzerland AG, Euroclear Bank S.A., Mellon Bank NA London, Bank of Ireland Dublin, Hong Kong Bank, The Hong Kong and Shanghai Banking Corp. Ltd. in Hong Kong, Hong Kong and Shanghai Bank in Japan, Hong Kong and Shanghai Bank in Korea, Development Bank of Singapore, Nordea Bank in Finland Nordea Bank in Norway and Scandinaviska Enskilda Banken in Denmark and Scandanaviska Enskilda Banken, in Sweden in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation of all securities on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to security purchases and security sales for the period from August 23, 2004 through August 25, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company Large Cap Core Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of August 25, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 25, 2004, and with respect to agreement of security purchases and sales for the period from August 23, 2004 (the date of our last examination) through August 25, 2004.

- Confirmation of all securities held by the Depository Trust Company and the Federal Reserve Bank of Boston in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation of all securities on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to security purchases and security sales for the period from August 23, 2004 through August 25, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company Small Cap Growth Portfolio's (the "Fund"), a series of the Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of August 25, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 25, 2004, and with respect to agreement of securities purchases and sales for the period from August 23, 2004 (the date of our last examination) through August 25, 2004.

- Confirmation of all securities held by the Depository Trust Company and the Federal Reserve Bank of Boston in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation of all securities on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to security purchases and security sales for the period from August 23, 2004 through August 25, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

        Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Mellon Institutional Asset Management on behalf of Mellon Institutional Funds Investment Trust: Standish-Mellon Intermediate Tax Exempt Bond Fund, Standish-Mellon Massachusetts Intermediate Tax-Exempt Bond Fund, The Boston Company Small Cap Equity Fund and The Boston Company Small Cap Tax Sensitive Fund (collectively, the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 25, 2004 and from August 23, 2004 through August 25, 2004.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2004 and from August 23, 2004 through August 25, 2004 with respect to securities reflected in the investment account of the Funds.


Mellon Institutional Funds Investment Trust


By:        /s/ PATRICK A. SHEPPARD
           -----------------------
           Patrick A. Sheppard

           President and Chief Executive Officer
           ------------------------------------------------------


           ------------------------------------------------------
           October 3, 2005


By:        /s/ STEVEN M. ANDERSON
           ------------------------------------------------------
           Steven M. Anderson

           Vice President and Treasurer
           ------------------------------------------------------


           ------------------------------------------------------
           October 3, 2005

        Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Mellon Institutional Asset Management on behalf of Mellon Institutional Funds Master Portfolio: The Boston Company International Core Equity Portfolio, The Boston Company International Small Cap Portfolio, The Boston Company Large Cap Core Portfolio, The Boston Company Small Cap Value Portfolio and The Boston Company Small Cap Growth Portfolio (collectively, the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 25, 2004 and from August 23, 2004 through August 25, 2004.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2004 and from August 23, 2004 through August 25, 2004 with respect to securities reflected in the investment account of the Funds.


Mellon Institutional Funds Master Portfolio


By:        /s/ PATRICK A. SHEPPARD
           -----------------------
           Patrick A. Sheppard

           President and Chief Executive Officer
           ------------------------------------------------------


           ------------------------------------------------------
           October 3, 2005


By:        /s/ STEVEN M. ANDERSON
           ------------------------------------------------------
           Steven M. Anderson

           Vice President and Treasurer
           ------------------------------------------------------


           ------------------------------------------------------
           October 3, 2005